SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

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Filed by a Party other than the Registrant ☐

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☒	Preliminary Proxy Statement
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☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

CardioGenesis Corporation
(formerly known as Eclipse Surgical Technologies, Inc.)

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CARDIOGENESIS CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held Wednesday, May 21, 2003

To the Shareholders:

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of CardioGenesis Corporation (formerly known as Eclipse Surgical Technologies, Inc.), a California corporation (“CardioGenesis”), will be held on Wednesday, May 21, 2003, at 11:00 a.m. Pacific Daylight Time, at CardioGenesis’ corporate headquarters, located at 26632 Towne Centre Drive, Suite 320, Foothill Ranch, California 92610 for the following purposes:

1. To elect four (4) directors to serve until the next Annual Meeting of Shareholders or until their successors are elected and qualified.

2. To ratify the appointment of PricewaterhouseCoopers LLP as the independent auditors of CardioGenesis for the fiscal year ending December 31, 2003.

3. To approve an amendment to the Restated Articles of Incorporation to increase the number of authorized shares of Common Stock from 50,000,000 to 75,000,000 and increase the total number of shares of all classes of stock CardioGenesis is authorized to issue.

4. To approve an amendment to the Stock Option Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 1,500,000 shares.

5. To approve an amendment to the Employee Stock Purchase Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 150,000 shares.

6. To transact such other business as may properly come before the meeting, including any motion to adjourn to a later date to permit further solicitation of proxies, if necessary, or any adjournment thereof.

      The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Only shareholders of record at the close of business on April 2, 2003 are entitled to notice of and to vote at the meeting and any subsequent adjournment or postponement of the meeting.

      All shareholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Shareholders attending the meeting may vote in person even if they have returned a proxy.

Sincerely,

DARRELL ECKSTEIN
Secretary

Foothill Ranch, California

April 18, 2003

YOUR VOTE IS IMPORTANT.

IN ORDER TO ASSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

INFORMATION CONCERNING SOLICITATION AND VOTING
PROPOSAL ONE
ELECTION OF DIRECTORS
PROPOSAL TWO
RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
PROPOSAL THREE
APPROVAL OF AMENDMENTS TO CARDIOGENESIS’ RESTATED ARTICLES OF INCORPORATION
PROPOSAL FOUR
AMENDMENT TO THE STOCK OPTION PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK RESERVED FOR ISSUANCE BY 1,500,000 SHARES
PROPOSAL FIVE AMENDMENT TO THE 1996 EMPLOYEE STOCK PURCHASE PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK RESERVED FOR ISSUANCE BY 150,000 SHARES
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
MANAGEMENT
EXECUTIVE COMPENSATION AND OTHER MATTERS
SUMMARY COMPENSATION TABLE
OPTION GRANTS IN LAST FISCAL YEAR
AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES
EQUITY COMPENSATION PLAN INFORMATION
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
STOCK PERFORMANCE GRAPH
INCORPORATION BY REFERENCE
OTHER MATTERS
APPENDIX A DESCRIPTION OF THE STOCK OPTION PLAN
APPENDIX B
DESCRIPTION OF THE 1996 EMPLOYEE STOCK PURCHASE PLAN

Page

INFORMATION CONCERNING SOLICITATION AND VOTING	1
PROPOSAL ONE ELECTION OF DIRECTORS	3
PROPOSAL TWO RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS	6
PROPOSAL THREE APPROVAL OF AMENDMENTS TO CARDIOGENESIS’ RESTATED ARTICLES OF INCORPORATION TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK FROM 50,000,000 TO 75,000,000 AND INCREASE THE TOTAL NUMBER OF SHARES OF ALL CLASSES OF STOCK CARDIOGENESIS IS AUTHORIZED TO ISSUE	7
PROPOSAL FOUR AMENDMENT TO THE STOCK OPTION PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK RESERVED FOR ISSUANCE BY 1,500,000 SHARES	9
PROPOSAL FIVE AMENDMENT TO THE 1996 EMPLOYEE STOCK PURCHASE PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK RESERVED FOR ISSUANCE BY 150,000 SHARES	10
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	11
MANAGEMENT	13
EXECUTIVE COMPENSATION AND OTHER MATTERS	13
SUMMARY COMPENSATION TABLE	15
OPTION GRANTS IN LAST FISCAL YEAR	16
AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES	17
EQUITY COMPENSATION PLAN INFORMATION	19
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS	19
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS	21
STOCK PERFORMANCE GRAPH	23
INCORPORATION BY REFERENCE	24
OTHER MATTERS	24
APPENDIX A DESCRIPTION OF THE STOCK OPTION PLAN	A-1
APPENDIX B DESCRIPTION OF THE 1996 EMPLOYEE STOCK PURCHASE PLAN	B-1

i

CARDIOGENESIS CORPORATION

PROXY STATEMENT FOR 2003

ANNUAL MEETING OF SHAREHOLDERS

INFORMATION CONCERNING SOLICITATION AND VOTING

General

      This Proxy Statement is furnished to the shareholders of CARDIOGENESIS CORPORATION (formerly known as Eclipse Surgical Technologies, Inc.), a California corporation (“CardioGenesis”), in connection with the solicitation of proxies on behalf of the Board of Directors of CardioGenesis for use at the 2003 Annual Meeting of Shareholders (“2003 Annual Meeting”) to be held Wednesday, May 21, 2003, at 11:00 a.m. Pacific Daylight Time, and at any subsequent adjournment or postponement of the 2003 Annual Meeting, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The 2003 Annual Meeting will be held at CardioGenesis’ corporate headquarters, located at 26632 Towne Centre Drive, Suite 320, Foothill Ranch, California 92610. The telephone number of CardioGenesis is (714) 649-5000.

      Our Annual Report to Shareholders for the year ended December 31, 2002, including financial statements, and these proxy materials was first mailed on or about April 23, 2003 to all shareholders entitled to vote at the meeting.

Record Date and Voting Securities

      Only shareholders of record at the close of business on April 2, 2003 are entitled to notice of and to vote at the 2003 Annual Meeting. We have one series of Common Shares outstanding, no par value (the “Common Stock”). On April 2, 2003, 37,120,925 shares of our Common Stock were issued and outstanding and held of record by 206 registered shareholders.

Voting

      Each shareholder is entitled to one vote for each share of Common Stock held on the record date of April 2, 2003. Every shareholder voting for the election of directors (Proposal One) may cumulate votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares that the shareholder is entitled to vote, or distribute votes on the same principle among as many candidates as the shareholder may select. However, votes cannot be cast for more than four candidates. No shareholder is entitled to cumulate votes for a particular candidate unless that candidate’s name has been placed in nomination prior to the voting and the shareholder, or any other shareholder, has given notice at the meeting, before the voting, of his intention to cumulate votes. On all other matters, each share of Common Stock has one vote. A quorum, representing the holders of a majority of the outstanding shares of Common Stock on the record date, must be present or represented for the transaction of business at the 2003 Annual Meeting. Abstentions and broker nonvotes will be counted in establishing the quorum.

Revocability of Proxies

      Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by (a) delivering to the Secretary of CardioGenesis a written notice of revocation or a duly executed proxy bearing a later date or (b) attending the meeting and voting in person.

Solicitation Expenses

      This solicitation of proxies is made by us and all related costs will be borne by us. We may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to those beneficial owners. Proxies may also be solicited by certain of our directors, officers and regular employees, without additional compensation, personally, by telephone or by telegram. Except as described above, we do not presently intend to solicit proxies other than by mail.

Deadline for Shareholder Proposals

      We currently intend to hold our 2004 Annual Meeting of Shareholders in late-May 2004 and to mail proxy statements relating to such meeting in late-April 2004. Shareholders interested in presenting a proposal for consideration at CardioGenesis’ 2004 Annual Meeting of Shareholders may do so by following the procedures prescribed by Rule 14a-8 under the Securities Exchange Act of 1934 and CardioGenesis’ Bylaws. To be eligible for inclusion in the proxy statement and proxy card mailed to shareholders by CardioGenesis, shareholder proposals must be submitted no later than December 19, 2003 to CardioGenesis Corporation at 26632 Towne Centre Drive, Suite 320, Foothill Ranch, California 92610, Attention: Secretary. Shareholders who intend to present a proposal at the 2004 Annual Meeting of Shareholders, without including such proposal in CardioGenesis’ proxy statement, must provide CardioGenesis’ Secretary with written notice of such proposal no later than March 3, 2004. If the shareholder does not also comply with the requirements of Rule 14a-4 under the Securities Exchange Act of 1934, CardioGenesis may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgement on any such stockholder proposal or nomination.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

      We currently have five (5) directors. Jack M. Gill, a member of the Board of Directors since March 1999, has decided not to stand for reelection and our bylaws have been amended to reduce the authorized number of directors so that four (4) directors will be elected at the 2003 Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for our four nominees named below, all of whom are presently directors of CardioGenesis. If any of our nominees is unable or declines to serve as a director at the time of the 2003 Annual Meeting, the proxies will be voted for any nominee who is designated by the present Board of Directors to fill the vacancy. We are not aware of any nominee who will be unable or who will decline to serve as a director. If additional individuals are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner (in accordance with cumulative voting) that will assure the election of as many of the nominees listed below as possible. In that event, the specific nominees to be voted for will be determined by the proxy holders. The term of office for each person elected as a director will continue until the 2004 Annual Meeting of Shareholders or until a successor has been duly elected and qualified.

Vote Required

      If a quorum is present and voting, the four nominees receiving the highest number of affirmative votes will be elected to the Board of Directors. Abstentions and broker nonvotes are not counted in the election of directors.

Nominees

      The names of the nominees and certain information about them as of March 31, 2003 is set forth below:

Name	Age	Position

Michael J. Quinn	59	Chairman of the Board and Chief Executive Officer
Joseph R. Kletzel, II(2)(3)	53	Director
Robert L. Mortensen(1)(2)(3)	68	Director
Robert C. Strauss(1)(2)	61	Director

(1)	Member of the Audit Committee

(2)	Member of the Compensation Committee

(3)	Member of the Nominating Committee

      All Directors hold office until the next annual meeting of the shareholders or until their successors have been elected and qualified. Officers serve at the discretion of our Board of Directors and are appointed annually. There are no family relationships between any of our directors or officers.

      Michael J. Quinn has served as our Chief Executive Officer, Chairman of the Board and Director since October 2000 and also President from October 2000 to May 2002. From November 1999 to September 2000, Mr. Quinn served as Chief Executive Officer, President and a member of the Board of Directors for Premier Laser Systems, a manufacturer of surgical and dental products. From January 1999 to November 1999, Mr. Quinn served as President and Chief Operating Officer of Imagyn Medical Technologies, Inc., a manufacturer of minimally invasive surgical specialty products. From 1995 through December 1997, Mr. Quinn served as President and Chief Operating Officer of Fisher Scientific Company. Prior to 1995, Mr. Quinn held senior operating management positions at major healthcare organizations including American Hospital Supply Corporation, Picker International, Cardinal Health Group and Bergen Brunswig. Mr. Quinn received a Bachelor of Arts degree in from University of Buffalo.

      Joseph R. Kletzel, II became a member of the Board in September 2001. From 1998 to 2002, Mr. Kletzel served as Chief Operating Officer for Advanced Tissue Sciences in La Jolla, California, where he was responsible for the daily operations, as well as all aspects of product & clinical research and development, the management of strategic alliances, regulatory and information technology functions. Mr. Kletzel’s most previous positions include President of the Research Division of Fisher Scientific International in Pittsburgh, Pennsylvania from 1996-1998 and President and COO of Devon Industries in Chatsworth, California from 1992-1996. He received his BS in Biology at Villanova University and is a retired Captain from the U.S. Marine Corps.

      Robert L. Mortensen has served as one of our directors since April 1992. Mr. Mortensen is a member of the Board of Directors of Lightwave Electronics Corporation a solid-state laser company that he founded in 1984 and until 2001 was either President or Chairman of the Board of that company. Mr. Mortensen holds an M.B.A. from Harvard University.

      Robert C. Strauss has been one of our directors since March 1999. Mr. Strauss formerly served on the Board of Directors of the former CardioGenesis Corporation from December 1997 to March 1999. Mr. Strauss has served as President, Chief Executive Officer and Chairman of the Board of Noven Pharmaceuticals, Inc. since December 1997. From March 1997 to July 1997, Mr. Strauss served as President and Chief Operating Officer of IVAX Corporation, a pharmaceutical company. In 1983, Mr. Strauss joined Cordis Corporation, a medical device company, as Chief Financial Officer. From February 1987 to February 1997, he served as President and Chief Executive Officer of Cordis Corporation and in 1995, Mr. Strauss was named Chairman of the Board. Mr. Strauss serves on the board of trustees for the University of Miami and holds positions on the board of directors of several public companies. Mr. Strauss received his Bachelor of Science degree in Engineering Physics from the University of Illinois and his Master of Science in Physics from the University of Idaho.

Attendance at Meetings

      Our Board of Directors held a total of 7 meetings during 2002. Of the total number of meetings of the Board of Directors held in 2002, all directors attended at least 75% of the meetings held except for Jack M. Gill, who has elected not to run for re-election after the completion of his present term.

      The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating Committee. Of the total number of meetings of the Audit Committee, the Compensation Committee and the Nominating Committee, all directors who were members of those committees during 2002 attended at least 75% of the meetings held except for Jack M. Gill.

Audit Committee

      The Audit Committee of CardioGenesis’ Board of Directors is composed of three “independent directors” as that term is defined by the listing standards of the National Association of Securities Dealers, Inc. In 2002 the Audit Committee consisted of Robert L. Mortensen, Robert C. Strauss and Jack M. Gill and met four times.

      This committee is primarily responsible for approving the services performed by our independent auditors and for reviewing and evaluating our accounting principles and CardioGenesis’ system of internal accounting controls. CardioGenesis’ Board of Directors has adopted a written charter for the audit committee. For additional information on the Audit Committee, see “REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS.”

Compensation Committee

      In 2002, the Compensation Committee consisted of Robert L. Mortensen, Robert C. Strauss and Joseph R. Kletzel, II and met two times. This committee reviews and approves our executive compensation policy and plan. For additional information on the Compensation Committee, see “REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS.”

Compensation Committee Interlocks and Insider Participation

      No member of the Compensation Committee has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

Nominating Committee

      In 2002, the Nominating Committee consisted of Robert L. Mortensen, Jack M. Gill and Joseph R. Kletzel, II but did not meet. The Nominating Committee proposes nominees for election or reelection to the Board of Directors. Should a vacancy in the Board of Directors occur, the Nominating Committee will seek and nominate qualified individuals. The Nominating Committee will consider nominees for director whose names are timely submitted by holders of CardioGenesis Common Stock in writing addressed to the Chairman of the Nominating Committee accompanied by such information regarding the nominee as would be required under the rules of the Securities and Exchange Commission (the “SEC”) were the shareholder soliciting proxies with regard to the election of such nominee.

Director Compensation

      For serving on the Board of Directors, directors who are not compensated as our employees or as consultants to us receive fees of $1,500 per board meeting and $500 per committee meeting, provided such committee meeting does not occur on the same day as a board meeting. We also have a Director Stock Option Plan for non-employee directors. In 2002, directors Jack M. Gill, Joseph R. Kletzel, II, Robert C. Strauss and Robert L. Mortensen were each granted an option to purchase an aggregate of 25,500 shares of Common Stock upon re-election to our Board of Directors in May 2002.

Recommendation of the Board of Directors

The Board of Directors recommends a vote “FOR” the approval of the four (4) nominees for the Board of Directors listed above.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

      Our Board of Directors has selected PricewaterhouseCoopers LLP (“PWC”), independent auditors, to audit our consolidated financial statements for the fiscal year ending December 31, 2003, and recommends that the shareholders vote for ratification of that appointment. Notwithstanding this selection, the Board of Directors, in its discretion, may direct the appointment of new independent auditors at any time during the year if the Board of Directors feels that such a change would be in the best interest of CardioGenesis and our shareholders. If there is a negative vote on ratification, our Board of Directors will reconsider its selection.

      PWC has audited our financial statements annually since 1989. Representatives of PWC are expected to be present at the 2003 Annual Meeting with the opportunity to make a statement if they desire to do so. They are also expected to be available to respond to appropriate questions.

Audit Fees

      For the year ended December 31, 2002, PWC will charge CardioGenesis an aggregate of approximately $103,000 for professional services rendered for the audit of CardioGenesis’ financial statements for such period and the review of the financial statements included in CardioGenesis’ Quarterly Reports on Form 10-Q during such period.

Financial Information Systems Design and Implementation Fees

      PWC did not render professional services relating to financial information systems design and implementation for the fiscal year ended December 31, 2002.

All Other Fees

      For the year ended December 31, 2002, PWC billed CardioGenesis an aggregate of approximately $113,000 for tax services, filing of registration statements and other accounting advice.

Vote Required

      The affirmative vote of a majority of the votes cast is required to ratify the Board of Director’s selection. In addition, the affirmative votes must represent at least a majority of the required quorum. If the shareholders reject the nomination, our Board of Directors will reconsider its selection.

Recommendation of the Board of Directors

The Board of Directors recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors.

PROPOSAL THREE

APPROVAL OF AMENDMENTS TO CARDIOGENESIS’
RESTATED ARTICLES OF INCORPORATION
TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK
FROM 50,000,000 TO 75,000,000
AND INCREASE THE TOTAL NUMBER OF SHARES OF ALL CLASSES OF STOCK
CARDIOGENESIS IS AUTHORIZED TO ISSUE

      The Board of Directors has approved, and is recommending to the shareholders for approval at the 2003 Annual Meeting, amendments to Article “Third” of CardioGenesis’ Restated Articles of Incorporation (the “Restated Articles”) (i) to increase the number of shares of Common Stock that CardioGenesis is authorized to issue from 50,000,000 to 75,000,000, and in connection therewith (ii) to increase the total number of shares of all classes of stock that the Company is authorized to issue from 55,000,000 to 80,000,000. The Board of Directors has determined that this amendment is advisable and should be considered at the 2003 Annual Meeting. The full text of the proposed amendments to the Restated Articles is set forth below. CardioGenesis is currently authorized to issue 50,000,000 shares of Common Stock, no par value per share, and 5,000,000 shares of Preferred Stock, no par value per share.

Purposes and Effects of Proposed Amendments

      The proposed amendments would increase the number of shares of Common Stock that CardioGenesis is authorized to issue from 50,000,000 to 75,000,000. The additional 25,000,000 shares would become part of the existing class of Common Stock and, if and when issued, would have the same rights, privileges and preferences as the shares of Common Stock presently issued and outstanding. On April 2, 2003, 37,120,925 shares of our Common Stock were issued and outstanding and held of record by 206 registered shareholders. The Board of Directors believes it is desirable to increase the number of shares of Common Stock that the Company is authorized to issue to provide the Company with adequate authorized share capital for possible future issuances.

      The issuance of additional shares of Common Stock might dilute, under certain circumstances, the ownership and voting rights of the shareholders. The proposed increase in the number of shares of Common Stock that the Company is authorized to issue is not intended to inhibit a change in control of CardioGenesis. The availability for issuance of additional shares of Common Stock could, however, discourage, or make more difficult, efforts to obtain control of CardioGenesis. For example, the issuance of shares of Common Stock in a public or private sale, merger or similar transaction would increase the number of outstanding shares, thereby possibly diluting the interest of a party attempting to obtain control of CardioGenesis. CardioGenesis is not aware of any pending or threatened efforts to acquire control of the CardioGenesis. Other than pursuant to a Purchase and Security Agreement entered into between CardioGenesis and Laurus Master Fund, Ltd. as of March 27, 2003, the related Convertible Note under which CardioGenesis agreed to reserve 5,000,000 shares of Common Stock for issuance and the related Common Stock Purchase Agreement exercisable for 275,000 shares of Common Stock, CardioGenesis has no plans to issue the additional shares.

Amendments to Restated Articles of Incorporation

      If approved, the first paragraph of Article “Third” of the Restated Articles would be amended and restated as follows:

The Corporation is authorized to issue two classes of shares of no par value capital stock, which classes shall be designated as “common stock” and “preferred stock.” The total number of shares of capital stock which the Corporation shall have authority to issue shall be eighty million (80,000,000) shares, of which seventy-five million (75,000,000) shares shall be designated as common stock and five million (5,000,000) shares shall be designated as preferred stock.

Vote Required

      The affirmative vote of a majority of the outstanding shares entitled to vote at the 2003 Annual Meeting is required for approval of this Proposal.

Recommendation of the Board of Directors

The Board of Directors recommends a vote “FOR” the approval of the amendment to the Restated Articles to increase the number of shares of Common Stock authorized from 50,000,000 to 75,000,000 and increase the total number of shares of all classes of stock CardioGenesis is authorized to issue.

PROPOSAL FOUR

AMENDMENT TO THE STOCK OPTION PLAN TO INCREASE THE NUMBER OF
SHARES OF COMMON STOCK RESERVED FOR ISSUANCE BY 1,500,000 SHARES

Increase of 1,500,000 Shares of Common Stock

      The Stock Option Plan of CardioGenesis, as amended and restated in January 2002 (the “Option Plan”), was approved by the Board of Directors and the shareholders in April 1996. A total of 7,100,000 shares of Common Stock are currently reserved for issuance under the Option Plan. In March 2003, the Board of Directors approved a further increase of 1,500,000 shares of Common Stock issuable under the Option Plan, which, if approved by the shareholders, would increase the total shares of Common Stock reserved for issuance under the Option Plan since its inception to 8,600,000 shares. The Option Plan terminates on March 31, 2006. A summary of the principal terms of the Option Plan is located in Appendix A to this Proxy Statement.

      The Board of Directors believes the requested increase in the shares of Common Stock reserved for issuance under the Option Plan is in the best interests of CardioGenesis. The Board of Directors believes that the increase will provide an adequate reserve of shares of Common Stock available for issuance under the Option Plan, which is necessary to enable CardioGenesis to compete successfully with other companies in attracting and retaining valuable employees and to expand its operations.

      As of March 31, 2003, options to purchase 4,128,785 shares of Common Stock were unexercised and outstanding under the Option Plan. As of March 31, 2003, 332,572 shares of Common Stock remained available for future option grants under the Option Plan, excluding the proposed increase of 1,500,000 shares. The aggregate market value of the unexercised and outstanding options to purchase 4,128,785 shares of Common Stock under the Option Plan at March 31, 2003 was $1,279,923 based on a closing price of $0.31 on the Nasdaq SmallCap Market on that date. See the section entitled “Amended and New Plan Benefits” below for certain information with respect to options granted under the Option Plan in 2002.

Vote Required

      The affirmative vote of a majority of the shares of the Common Stock present or represented and entitled to vote at the 2003 Annual Meeting is required for approval of this Proposal.

Recommendation of the Board of Directors

The Board of Directors recommends a vote “FOR” the approval of the amendment to the Option Plan to increase the number of shares of Common Stock reserved for issuance by 1,500,000 shares.

PROPOSAL FIVE

AMENDMENT TO THE 1996 EMPLOYEE STOCK PURCHASE PLAN TO INCREASE

THE NUMBER OF SHARES OF COMMON STOCK RESERVED FOR ISSUANCE BY
150,000 SHARES

Increase of 150,000 Shares of Common Stock

      The 1996 Employee Stock Purchase Plan of CardioGenesis (the “Purchase Plan”) was approved by the Board of Directors and by the shareholders in April 1996. A total of 700,000 shares of Common Stock are currently reserved for issuance under the Purchase Plan. In March 2003, the Board of Directors approved a further increase of 150,000 shares of Common Stock issuable under the Purchase Plan, which, if approved by the shareholders, would increase the total shares reserved for issuance under the Purchase Plan since its inception to 850,000 shares. The Purchase Plan terminates in April 2006. A summary of the principal terms of the Purchase Plan is located in Appendix B to this Proxy Statement.

      The Purchase Plan, which is intended to qualify under Section 423 of the Internal Revenue Code, permits eligible employees to purchase Common Stock through payroll deductions at a price equal to 85% of the fair market value of the Common Stock at the beginning or at the end of each offering period, whichever is lower. Qualified employees are eligible to participate at the beginning of the first day of an offering period after their first full calendar month of full time employment. As of March 31, 2003, a total of 547,111 shares of Common Stock had been purchased under the Purchase Plan and 152,889 shares remained available for future purchase under the Purchase Plan. See “Amended and New Plan Benefits” below for certain information with respect to participation in the Purchase Plan in 2002.

      The Purchase Plan is voluntary and encourages and motivates employees to participate in CardioGenesis’s future through direct stock ownership. The Board of Directors believes that the availability of a sufficient number of shares available for issuance under the Purchase Plan is integral to attract, retain and motivate qualified employees fundamental to the success of CardioGenesis. Subject to shareholder approval, the Board of Directors has amended the Purchase Plan to increase the number of shares of Common Stock reserved for issuance under the Purchase Plan from 700,000 shares to 850,000 shares.

Vote Required

      The affirmative vote of a majority of the shares of the Common Stock present or represented and entitled to vote at the 2003 Annual Meeting is required for approval of this Proposal.

Recommendation of the Board of Directors

The Board of Directors recommends a vote “FOR” the approval of the amendment to the 1996

Employee Stock Purchase Plan to increase the number of shares of Common Stock reserved for issuance 150,000 shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth as of March 31, 2003 (except as noted in the footnotes) certain information with respect to the beneficial ownership of our Common Stock by (i) each person known by us to own beneficially more than 5% of our outstanding shares of Common Stock; (ii) each of our directors; (iii) each of our named executive officers; and (iv) all directors and named executive officers as a group. Except as indicated in the footnotes to this table, the persons and entities named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable.

	Shares of Common Stock
	Beneficially Owned(1)

			Percentage
Name of Beneficial Owner	Number		Ownership

5% Shareholders:
Perkins Capital Management, Inc.	4,709,700	(2)	12.7%
730 East Lake Street
Wayzata, MN 55391

Directors:
Jack M. Gill	1,288,193	(3)	3.5%
Joseph R. Kletzel, II	80,375	(4)	*
Robert L. Mortensen	183,071	(5)	*
Robert C. Strauss	110,375	(6)	*

Named Executive Officers:
Michael J. Quinn	1,167,934	(7)(8)	3.1%
Darrell F. Eckstein	321,895	(9)	*
Michael A. Tuckerman	90,599	(10)	*
Richard P. Lanigan	324,715	(11)	*
Christopher M. Owens	74,722	(12)	*
All directors and officers as a group (10 persons)(13)	3,641,879		7.8%

*	Less than 1%.

(1)	Percentage ownership is based on 37,120,925 shares of Common Stock outstanding as of March 31, 2003.

(2)	The number of shares of Common Stock beneficially owned of record has been determined solely from information reported on a Schedule 13G as of February 3, 2003. This Schedule 13G indicates power to vote 1,360,100 shares and investment power over 4,709,700 shares.

(3)	Includes 110,375 of Common Stock subject to stock options held by Dr. Gill that are exercisable within 60 days of March 31, 2003.

(4)	Represents 80,375 shares of Common Stock subject to stock options held by Mr. Kletzel that are exercisable within 60 days of March 31, 2003.

(5)	Includes 156,875 shares of Common Stock subject to stock options held by Mr. Mortensen that are exercisable within 60 days of March 31, 2003.

(6)	Represents 110,375 shares of Common Stock subject to stock options held by Mr. Strauss that are exercisable within 60 days of March 31, 2003.

(7)	Michael J. Quinn is both a member of the Board of Directors and a Named Executive Officer in his positions as CardioGenesis’ Chief Executive Officer and Chairman of the Board.

(8)	Includes 1,054,284 shares of Common Stock subject to stock options held by Mr. Quinn that are exercisable within 60 days of March 31, 2003.

(9)	Includes 313,855 shares of Common Stock subject to stock options held by Mr. Eckstein that are exercisable within 60 days of March 31, 2003.

(10)	Represents 90,599 shares of Common Stock subject to stock options held by Mr. Tuckerman that are exercisable within 60 days of March 31, 2003.

(11)	Includes 289,132 shares of Common Stock subject to stock options held by Mr. Lanigan that are exercisable within 60 days of March 31, 2003.

(12)	Represents 72,222 shares of Common Stock subject to stock options held by Mr. Owens that are exercisable within 60 days of March 31, 2003. Because as of January 2003, Mr. Owens is no longer employed by CardioGenesis, beneficial ownership amounts shown may only be accurate as of such date.

(13)	Includes options to purchase an aggregate of 2,444,068 shares of Common Stock held by all officers and directors as a group exercisable within 60 days of March 31, 2003.

MANAGEMENT

Executive Officers

      The following table and discussion sets forth information with respect to CardioGenesis’ current executive officers (the “Current Executive Officers”).

Name	Age	Position

Michael J. Quinn	59	Chief Executive Officer and Chairman of the Board
Darrell F. Eckstein	45	President, Chief Operating Officer, Acting Chief Financial Officer, Chief Accounting Officer, Treasurer and Secretary
Richard P. Lanigan	44	Vice President of Government Affairs and Business Development
Henry R. Rossell, Jr.	47	Senior Vice President of Worldwide Sales and Marketing

      Biographical information for Michael J. Quinn is set forth above under Proposal One for the Election of Directors.

      Darrell F. Eckstein has served as our President and Chief Operating Officer since May 2002, in addition to serving as Acting Chief Financial Officer, Chief Accounting Officer, Treasurer and Secretary since January 2002. Mr. Eckstein served as our Vice President of Operations from December 2000 to January 2002. From 1996 to 2000 he served as Vice President and General Manager of the Surgical Products Division of Imagyn Medical Technologies, a manufacturer of minimally invasive surgical specialty products. From 1995 to 1996, Mr. Eckstein was Vice President of Finance, Chief Financial Officer and an Executive Committee member of Richard-Allen Medical Industries Inc., a medical devices company. From 1991 to 1995, Mr. Eckstein was Vice President of Finance, Chief Financial Officer and an Executive Committee member of National Emergency Services Inc., a health care services company that provides physician contract management, medical billing and insurance services. Prior to 1991, Mr. Eckstein worked for Deloitte and Touche, most recently as a Senior Audit Manager, for 11 years. He received his Bachelor of Science degree in Accounting from Indiana University.

      Richard P. Lanigan has been our Vice President of Government Affairs and Business Development since March 2001, Vice President of Sales and Marketing since March 2000 and Director of Marketing since 1997. From 1992 to 1997, Mr. Lanigan served in various positions, most recently Marketing Manager, at Stryker Endoscopy. From 1987 to 1992, Mr. Lanigan served in Manufacturing and Operations management at Raychem Corporation. From 1981 to 1987, he served in the U.S. Navy where he completed six years of service as Lieutenant in the Supply Corps. Mr. Lanigan has a Bachelors of Arts in Finance from Notre Dame and a Masters degree in Systems Management from the University of Southern California.

      Henry R. Rossell, Jr. has been our Senior Vice President of Worldwide Sales and Marketing since January 2003. From 1999 to 2002, Mr. Rossell served as Senior Vice-President, Sales and Marketing, Surgical Products Division at Imagyn Medical Technologies, Inc. From 1998 to 1999, he served as Vice President of the Education Services Group at Medascend, Inc. From 1994 to 1998, Mr. Rossell served as Vice President of Sales at Deknatel Snowden-Pencer and at Genzyme Surgical Products following the acquisition of Deknatel by Genzyme. Prior to Genzyme, Mr. Rossell spent 17 years in several sales management positions at Baxter Healthcare International where his most recently held position was Area Vice President, Corporate Sales and Marketing. Mr. Rossell has a Bachelors of Arts in History from Duke University.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Employment Contracts of Executive Officers

      Michael J. Quinn entered into an employment agreement with CardioGenesis on September 27, 2001 which was on July 3, 2002. Mr. Quinn’s employment agreement provides for an annual salary of $369,930, subject to annual review and increase at the discretion of the Board of Directors. Mr. Quinn may also be entitled to receive (i) an annual bonus, the amount of which shall be determined by the Board of Directors, not to exceed 50% of Mr. Quinn’s annual salary, and (ii) options or other rights to acquire CardioGenesis’ Common Stock, under terms and conditions determined by the Compensation Committee of the Board of Directors. Mr. Quinn’s employment agreement provides that his employment is for an initial term of three years, which automatically renews for one year terms after the initial term unless terminated in writing thirty days prior to the commencement of a new one year term. Mr. Quinn may be terminated at any time with or without cause subject to certain termination provisions. Mr. Quinn’s employment agreement was filed as Exhibit 10.11 of CardioGenesis’ annual report on Form 10-K on April 16, 2002 and the Amendment No. 1 to Employment Agreement was filed as Exhibit 10.10 to CardioGenesis’ annual report on Form 10-K filed on March 31, 2003.

      Darrell F. Eckstein entered into an employment agreement with CardioGenesis effective June 1, 2002. The employment agreement provides for an annual salary of $277,725, subject to annual review and increase at the discretion of the Board of Directors. Mr. Eckstein may also be entitled to receive (i) an annual bonus, the amount of which shall be determined by the Board of Directors, not to exceed 40% of Mr. Eckstein’s annual salary, and (ii) options or other rights to acquire CardioGenesis’ Common Stock, under terms and conditions determined by the Compensation Committee of the Board of Directors. Mr. Eckstein’s employment agreement, provides that his employment is for an initial term of 18 months, which automatically renews for one year terms after the initial term unless terminated in writing 30 days prior to the commencement of a new one year term. Mr. Eckstein may be terminated at any time with or without cause subject to certain termination provisions. Mr. Eckstein’s employment agreement was filed as Exhibit 10.12 of CardioGenesis’ quarterly report on Form 10-Q on August 14, 2002.

Executive Officer Compensation

      The following table sets forth information concerning the annual and long-term compensation for services rendered in all capacities to CardioGenesis for the fiscal year ended 2002 by (i) the individual who served as CardioGenesis’ Chief Executive Officer, (ii) the four most highly compensated executive officers having compensation of at least $100,000 or more serving at the end of the fiscal year 2002, and (iii) two additional individuals who served as executive officers for CardioGenesis during the fiscal year 2002 but were not employed as executive officers at the end of the fiscal year 2002 (collectively, the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

						Long Term
						Compensation
						Awards

		Annual Compensation				Securities
				Other Annual		Underlying
	Fiscal	Salary	Bonus	Compensation		Options/SARs
Name and Principal Position	Year	($)	($)	($)		(#)

Michael J. Quinn	2002	$369,930	—	—		75,000
Chief Executive Officer and	2001	330,000	—	36,258	(1)	200,000
Chairman of the Board	2000	66,000	—	15,217	(1)	700,000

Darrell F. Eckstein	2002	266,148	—	—		50,000
President, Chief Operating Officer and	2001	227,596	—	26,487	(2)	50,000
Acting Chief Financial Officer	2000 (3)	—	—	—		100,000

Michael A. Tuckerman	2002	301,921	—	—		75,000
Vice President of Sales	2001	174,470	—	—		50,000
	2000	—	—	—		—

Richard P. Lanigan	2002	222,555	—	—		37,500
Vice President of Government Affairs	2001	175,000	—	—		50,000
and Business Development	2000	170,000	$24,600	—		50,000

Christopher M. Owens(4)	2002	157,730	—	—		37,500
Former Vice President of Worldwide	2001	115,679	8,703	—		75,000
Marketing	2000	—	—	—		—

(1)	Housing allowance and health insurance premiums.

(2)	Housing allowance.

(3)	Mr. Eckstein was hired 12/27/00 and received no salary for fiscal year 2000.

Option Grants in Fiscal Year 2002

      The following tables set forth information regarding stock options granted to and exercised by the Named Executive Officers during our fiscal year ended December 31, 2002.

OPTION GRANTS IN LAST FISCAL YEAR
INDIVIDUAL GRANTS(1)

					Potential Realizable
					Value at Annual Rates
	Number of	% of Total			of Stock Price
	Securities	Options			Appreciation for Option
	Underlying	Granted to	Exercise		Term(2)
	Options	Employees in	Price per	Expiration
Name	Granted	Fiscal Year	Share	Date	5%	10%

Michael J. Quinn	75,000	8%	$0.91	5/31/2012	$42,922	$108,773
Darrell F. Eckstein	50,000	5%	$0.91	5/31/2012	$28,615	$72,515
Michael A. Tuckerman	20,000	2%	$0.70	1/18/2012	$8,805	$22,312
Michael A. Tuckerman	15,000	2%	$0.84	6/13/2012	$7,924	$20,081
Michael A. Tuckerman	5,000	*	$0.85	7/31/2012	$1,858	$5,477
Michael A. Tuckerman	5,000	*	$0.78	8/30/2012	$2,371	$6,086
Michael A. Tuckerman	5,000	*	$0.79	11/27/2012	$2,484	$6,295
Michael A. Tuckerman	5,000	*	$0.90	9/30/2012	$1,201	$4,578
Michael A. Tuckerman	5,000	*	$0.82	10/30/2012	$2,416	$6,275
Michael A. Tuckerman	10,000	1%	$0.71	12/20/2012	$4,139	$10,797
Michael A. Tuckerman	5,000	*	$0.73	12/26/2012	$2,133	$5,558
Richard P. Lanigan	37,500	4%	$0.91	5/31/2012	$21,461	$54,386
Christopher M. Owens	37,500	4%	$0.91	5/31/2012	$21,461	$54,386

*	Less than 1%.

(1)	Each of these options was granted pursuant to our Stock Option Plan. A total of 956,000 shares of Common Stock issuable upon exercise of options were granted to our employees in the year ended December 31, 2002.

(2)	In accordance with the rules of the SEC, shown are the hypothetical gains or “option spreads” that would exist for the respective options. These gains are based on assumed rates of annual compounded stock price appreciation of 5% and 10% from the date the option was granted over the full option term. The 5% and 10% assumed rates of appreciation are mandated by the rules of the SEC and do not represent our estimate or projection of future increases in the price of our Common Stock.

Options Outstanding in Fiscal Year 2002

      The following table sets forth certain information for the year ended December 31, 2002 concerning exercised, exercisable and unexercisable stock options held by each of the Named Executive Officers.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

			Number of Securities
			Underlying Unexercised		Value of Unexercised In-the-
	Shares		Options at Fiscal Year-End		Money Options at Fiscal
	Acquired		(#):		Year-End($)(1):
	on	Value
	Exercise(#)	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Michael J. Quinn	—	—	623,610	351,390	$—	$—
Darrell F. Eckstein	—	—	108,333	91,667	$—	$—
Michael A Tuckerman	—	—	54,780	56,121	$—	$—
Richard P. Lanigan	—	—	134,471	59,029	$—	$—
Christopher M. Owens	—	—	53,473	59,027	$—	$—

(1)	The value for an “in the money” option represents the difference between the exercise price of such option as determined by CardioGenesis’ Board of Directors and the closing price of CardioGenesis’ Common Stock on December 31, 2002 ($0.38), multiplied by the total number of shares subject to the option.

Amended and New Plan Benefits

      The granting of awards under the Option Plan and the Purchase Plan is discretionary, and CardioGenesis cannot now determine the number or type of awards to be granted in the future to any particular group or person. The following table sets forth, as to the executive officers named under “Summary Compensation Table” above as well as each of the Current Executive Officers individually, all Current Executive Officers as of March 31, 2003 as a group, all directors as of March 31, 2003 who are not executive officers as a group and all other employees as of March 31, 2003 as a group the following information regarding benefits received or allocated to the persons and groups set forth below for the last completed fiscal year: (a) with respect to the Option Plan: (i) the market value of the shares of Common Stock underlying such options as of March 31, 2003 based on a closing price of $0.31 on the Nasdaq SmallCap Market on that date, minus the exercise price of such shares; and (ii) the number of shares of CardioGenesis’ Common Stock subject to options granted during the fiscal year ended December 31, 2002 under the Option Plan; and (b) with respect to the Purchase Plan: (i) the market value of the shares of Common Stock issued as of March 31, 2003 based on a closing price of $0.31 on the Nasdaq SmallCap Market on that date, minus the purchase price of such shares; and

(ii) the number of shares of CardioGenesis’ Common Stock issued under the Purchase Plan during the fiscal year ended December 31, 2002.

	Stock Option Plan		1996 Employee Stock
			Purchase Plan
		Number of
		Shares Subject		Number of
	Dollar	To Options		Shares
Name of Individual or Identity of Group or Position	Value($)(1)	Granted(#)	Value($)(1)	Issued(#)

Michael J. Quinn	$—	75,000	$—	—
Chief Executive Officer and Chairman of the Board
Darrell F. Eckstein	—	50,000	—	—
President, Chief Operating Officer and Acting Chief Financial Officer
Michael A. Tuckerman(2)	—	75,000	—	—
Vice President of Sales
Richard P. Lanigan	—	37,500	—	—
Vice President of Government Affairs and Business Development
Christopher M. Owens(3)	—	37,500	—	—
Former Vice President of Worldwide Marketing
Henry R. Rossell, Jr.	—	—	—	—
Senior Vice President of Worldwide Sales and Marketing
All Current Executive Officers as a group	—	162,500	—	—
All Named Executive Officers as a group	—	275,000	—	—
All current directors who are not executive officers as a group	—	—	—	—
All other employees as a group	—	956,000	$35,402	114,202

(1)	Dollar values for options are based upon the difference between the closing price of a share of Common Stock on the Nasdaq SmallCap Market on March 31, 2003 and the exercise price of the option. Dollar values for shares issued under the Purchase Plan are based upon the closing price of the Common Stock on the Nasdaq SmallCap Market on March 31, 2003. If no value is listed, stock options granted under the Stock Option Plan are of no value because the exercise price of the stock options is above the current trading price of CardioGenesis’ Common Stock based on a closing price of $0.31 on the Nasdaq SmallCap Market on March 31, 2003.

(2)	No longer an officer as of March 31, 2003 and not included in Current Executive Officers.

EQUITY COMPENSATION PLAN INFORMATION

      The following table gives information about our common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans as of December 31, 2002, including the 1996 Stock Option Plan, as amended and restated in January 2002 and the 1996 Director Stock Option Plan, as amended and restated in January 2002.

	(a)		(c)
	Number of		Number of Securities
	Securities to be	(b)	Remaining Available	(d)
	Issued Upon	Weighted Average	for Issuance Under	Total of
	exercise of	Exercise Price of	Equity Compensation	Securities
	Outstanding	Outstanding	Plans (Excluding	Reflected in
	Options, Warrants	Options, Warrants	Securities Reflected	Columns (a)
Plan Category	and Rights	and Rights	in Columns (a))	and (c)

Equity Compensation Plans Approved by Shareholders	3,477,000	$1.74	1,320,000	4,797,000
Equity Compensation Plans Not Approved by Shareholders	—	N/A	—	—

Section 16(a)	Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC and the exchange CardioGenesis is listed on. Executive officers, directors and greater-than-ten-percent shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms received by us or written representations from certain reporting persons, we believe that, with respect to our 2002 fiscal year, all of our executive officers, directors and ten percent shareholders complied with all applicable filing requirements.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

      The Audit Committee reviews CardioGenesis’ financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the system of internal controls. CardioGenesis’ independent auditors are responsible for expressing an opinion on the conformity of our audited financial statements to generally accepted accounting principles.

      In this context, the Audit Committee has met, reviewed and discussed with management and the independent auditors the audited financial statements. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee, also, received from the independent auditors the written disclosures required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from CardioGenesis and its management. Additionally, the Audit Committee did consider whether the independent auditors’ provision of non-audit related services were compatible with the independent auditors’ independence.

      In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited financial statements for the fiscal year ended December 31, 2002 be included in CardioGenesis’ Annual Report on Form 10-K for filing with the SEC.

Audit Committee

Robert C. Strauss, Chairman
Jack M. Gill
Robert L. Mortensen

      The above report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that CardioGenesis specifically incorporates this information by reference, and shall not be deemed filed under such Acts.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

      The following is the Report of the CardioGenesis Compensation Committee, describing the compensation policies and rationale applicable to our executive officers with respect to the compensation paid to such executive officers for the year ended December 31, 2002. The information contained in the report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference into such filing.

TO:	Board of Directors

      The Compensation Committee (the “Committee”) of the Board of Directors reviews and approves CardioGenesis’ executive compensation policies. The Committee administers CardioGenesis’ various incentive plans, including the Stock Option Plan and the Employee Stock Purchase Plan, sets compensation policies applicable to CardioGenesis’ executive officers and evaluates the performance of CardioGenesis’ executive officers. The following is a report of the Committee describing compensation policies and rationale applicable with respect to the compensation paid to CardioGenesis’ executive officers for the fiscal year ended December 31, 2002.

      Three non-employee members of CardioGenesis’ Board of Directors, Robert L. Mortensen, Joseph R. Kletzel, II and Robert C. Strauss, served as the Compensation Committee of the Board of Directors during 2002.

Compensation Philosophy

      CardioGenesis’ executive compensation programs are designed to attract, motivate and retain executives who will contribute significantly to the long-term success of CardioGenesis and the enhancement of shareholder value. In addition to base salary, certain elements of total compensation are payable in the form of variable incentive plans tied to the performance of CardioGenesis and the individual, and in the equity-based plans designed to closely align executive and shareholder interests.

Base Salary

      Base salary for executives, including that of the chief executive officer, is set according to the responsibilities of the position, the specific skills and experience of the individual and the competitive market for executive talent. In order to evaluate the competitive position of CardioGenesis’ salary structure, the Committee makes reference to publicly available compensation information and informal compensation surveys obtained by management with respect to cash compensation and stock option grants to officers of comparable companies in the high-technology sector, CardioGenesis’ industry and its geographic location. Executive salary levels are set to approximate average rates, with the intent that superior performance under incentive bonus plans will enable the executive to elevate his total cash compensation levels that are above average of comparable companies. The Committee reviews salaries annually and adjusts them as appropriate to reflect changes in market conditions and individual performance and responsibilities.

Compensation to Chief Executive Officer in 2002

      Pursuant to an employment agreement effective September 27, 2001 and amended on July 3, 2002, which superceded an earlier letter employment agreement effective October 16, 2000, Mr. Michael Quinn, CardioGenesis’ Chief Executive Officer, received base compensation of $369,930 during 2002.

      Mr. Quinn’s base salary was initially established by the Board of Directors. It was based on the Board’s assessment that Mr. Quinn was uniquely qualified to lead CardioGenesis with his strong operational experience and history of accomplishments in the marketing and sales of products. The Board determined that his vision for CardioGenesis and his proven record of successful team building, would be pivotal to realizing the full potential of CardioGenesis.

Stock Option Plan, Stock Purchase Plan and Certain Other Compensation

      The Committee believes that CardioGenesis’ Stock Option Plan is an essential tool to link the long-term interests of shareholders and employees, especially executive management, and serves to motivate executives to make decisions that will, in the long run, give the best returns to shareholders. Stock options are generally granted when an executive joins CardioGenesis, with subsequent grants also taking into account the individual’s performance and the vesting status of previously granted options. These options typically vest over a three year period and are granted at an exercise price equal to the fair market value of CardioGenesis’ Common Stock at the date of grant. The sizes of initial option grants are based upon the position, responsibilities and expected contribution of the individual. This approach is designed to maximize shareholder value over a long term, as no benefit is realized from the option grant unless the price of CardioGenesis’ Common Stock has increased over a number of years.

      In addition to the Stock Option Plan, executive officers are eligible to participate in CardioGenesis’ Employee Stock Purchase Plan. This plan allows employees to purchase CardioGenesis’ Common Stock at a price equal to 85% of the lower of the fair market value at the beginning of the offering period or the fair market value at the end of the purchase period.

      Other elements of executive benefits include life and long-term disability insurance, medical benefits and a 401(k) plan with an employer matching contribution for the fiscal year ended December 31, 2002. All such benefits are available to all regular, full-time employees of CardioGenesis. CardioGenesis also maintains a Management Incentive Compensation Program for officers and certain other management positions, pursuant to which bonuses are paid out if CardioGenesis attains certain bonus targets.

      The foregoing report has been furnished by the Compensation Committee of the Board of Directors of CardioGenesis.

Compensation Committee

Robert L. Mortensen, Chairman
Joseph R. Kletzel, II
Robert C. Strauss

STOCK PERFORMANCE GRAPH

      The Stock Performance Graph below shall not be deemed “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference in any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference. The following graph and accompanying table sets forth CardioGenesis’ total cumulative shareholder return as compared to the Nasdaq Stock Market — Total Return Index (the “Nasdaq Total Return Index”) and the Nasdaq Stock Market — Medical Devices, Instruments and Supplies, Manufacturers and Distributors Total Return Index (the “Nasdaq Medical Devices Index”) from December 31, 1997 through December 31, 2002. Total shareholder return assumes $100 was invested at the beginning of the period in the Common Stock of CardioGenesis, the stocks represented in the Nasdaq Total Return Index and the stocks represented in the Nasdaq Medical Devices Index, respectively. Total return also assumes reinvestment of dividends. CardioGenesis has paid no dividends on its Common Stock. Historical stock price performance should not be relied upon as indicative of future stock price performance.

COMPARE 5-YEAR CUMULATIVE TOTAL RETURN

AMONG CARDIOGENESIS CORPORATION,
NASDAQ TOTAL RETURN INDEX,
NASDAQ MEDICAL DEVICES INDEX

ASSUMES $100 INVESTED ON JAN. 1, 1998

ASSUMES DIVIDEND REINVESTED
FISCAL YEAR ENDING DEC. 31, 2002

	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01	13/31/02

CardioGenesis Corporation	$100.00	$124.47	$125.53	$14.37	$19.91	$6.47
NASDAQ Total Return Index	100.00	141.04	248.76	156.35	124.64	86.94
NASDAQ Medical Devices Index	100.00	94.76	103.90	114.62	139.49	112.80

INCORPORATION BY REFERENCE

      In our filings with the SEC, information is sometimes “incorporated by reference”. This means that we are referring you to information that has previously been filed with the SEC, so that information should be considered as part of the filing that you are reading. Our annual report on Form 10-K for the 2002 fiscal year being sent with this proxy statement is incorporated by reference.

OTHER MATTERS

      CardioGenesis knows of no other matters to be submitted at the 2003 Annual Meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend.

By Order of the Board of Directors

DARRELL ECKSTEIN
Secretary

Dated: April 18, 2003

APPENDIX A

DESCRIPTION OF THE STOCK OPTION PLAN

AS AMENDED AND RESTATED JANUARY 2002

      Generally: CardioGenesis’ Stock Option Plan, as amended and restated in January 2002 (the “Option Plan”) was approved by the Board of Directors and the shareholders in April 1996. The total number of shares currently reserved for issuance under the Option Plan is 7,100,000 shares. In March 2003, the Board of Directors approved a further increase of 1,500,000 shares issuable under the Option Plan, which, if approved by the shareholders, would increase the total shares reserved for issuance under the Option Plan since its inception to 8,600,000 shares. The Option Plan terminates in March 2006.

      Options granted under the Option Plan may be either “incentive stock options” (ISOs), as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) or nonstatutory options (NSOs).

      The Option Plan is not qualified under Section 401(a) of the Code and is not subject to the Employee Retirement Income Security Act of 1974 (“ERISA”).

      Purpose of the Option Plan: The purposes of the Option Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees and consultants of CardioGenesis and to promote the success of CardioGenesis’ business.

      Administration of the Option Plan: The Option Plan may be administered by the Board of Directors of CardioGenesis or by one or more Committees appointed by the Board of Directors (the “Administrator”). The Administrator has full power to select the individuals to whom Options will be granted from among the officers, directors, consultants or other employees eligible for grants, to make any combination of grants to any participant and to determine the specific terms of each grant, subject to the provisions of the Option Plan.

      The interpretation of any provision of the Option Plan by the Administrator shall be final and conclusive. Members of the Board of Directors or its Committee receive no additional compensation for their services as Administrator of the Option Plan.

      Eligibility: The Option Plan provides that Options may be granted to employees and consultants (including employees, consultants and directors of CardioGenesis and its majority-owned subsidiaries). ISOs may be granted only to employees (including employees of CardioGenesis and its majority-owned subsidiaries). Outside directors are excluded from participation in the Option Plan.

      Stock Options: The Option Plan permits the granting of stock options that are intended to qualify as either ISOs or NSOs. In the case of ISOs, the option exercise price for each share shall not be less than 100% of fair market value of a share of Common Stock on the date of grant of such option. In the case of NSOs, the option exercise price for each share covered shall be determined by the Administrator, but shall be no less than 100% of the fair market value per share on the date of grant. The fair market value of the Common Stock shall be the closing price as of the date prior to the date of grant as reported by the NASDAQ National Market System or other stock exchange. The term of each option will be fixed by the Administrator but may not exceed ten years from the date of grant for ISOs. The Administrator will determine the time or times that each option may be exercised. No employee may be granted an Option for more than 300,000 Shares in any fiscal year; provided however that in connection with initial employment an employee may be granted up to 600,000 additional shares.

      The exercise price of Options granted under the Option Plan must be paid in full by cash, check, shares of CardioGenesis (which, in the case of shares acquired upon exercise of an Option either have been owned by the Optionee for more than six months on the date of surrender or were not acquired, directly or indirectly, from CardioGenesis and which have a fair market value on the exercise date equal to the aggregate exercise price of the shares as to which said Option shall be exercised) or promissory note. The Administrator may authorize as payment the retention of shares having a fair market value on the date of exercise equal to the exercise price for the total number of shares as to which the Option is exercised or it may authorize delivery of a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to

CardioGenesis the amount of sale or loan proceeds required to pay the exercise price. The Administrator may also authorize payment by any combination of the foregoing methods. For any ISO, the form of payment permitted will be stated on the notice of grant of the Option.

      In the event of termination of employment or of an Optionee’s consultancy for any reason, including retirement, an Option may thereafter be exercised (to the extent it was exercisable), for a period of ninety days, subject to the stated term of the Option. If an Optionee’s employment or consultancy is terminated by reason of the Optionee’s death or disability, the Option will in general be exercisable for twelve (12) months following death, subject to the stated term of the Option.

      To qualify as ISOs, Options must meet additional federal income tax requirements. Under current law these requirements include limits on the value of ISOs that may become first exercisable annually with respect to any Optionee, and a shorter exercise period and a higher minimum exercise price in the case of certain large shareholders.

      Stock Purchase Rights: The Option Plan permits CardioGenesis to grant stock purchase rights to purchase Common Stock of CardioGenesis (“Stock Purchase Rights”) either alone, in addition to, or in tandem with other awards under the Option Plan and/or cash awards made outside the Option Plan. Upon the granting of a Stock Purchase Right under the Option Plan, the offeree shall be advised in writing of the terms, conditions, and restrictions related to the offer, including the number of shares of Common Stock that the offeree shall be entitled to purchase, the price to be paid and the time within which the offeree must accept such offer (which shall in no event exceed six (6) months from the date upon which the Administrators made the determination to grant the Stock Purchase Right), the offer shall be acceptable by execution of a restricted stock purchase agreement between CardioGenesis and the offeree.

      Unless the Administrator of the Option Plan determines otherwise, the restricted stock purchase agreement shall grant CardioGenesis a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser’s employment or consulting relationship with CardioGenesis for any reason (including death or disability). The purchase price for shares repurchased pursuant to the restricted stock purchase agreement shall be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchase to CardioGenesis. The repurchase option shall lapse at such rate as the Administrator may determine. The restricted stock purchase agreement shall contain such other terms, provisions and conditions not inconsistent with the Option Plan as may be determined by the Administrator, and such provisions need not be the same with respect to each purchaser. Upon exercise of a Stock Purchase Right, the purchaser shall have rights equivalent to those of a shareholder of CardioGenesis. As of the date of this proxy statement, no Stock Purchase Rights have been granted under the Option Plan.

      Adjustments for Stock Dividends, Mergers etc.: The Administrator is authorized to make appropriate adjustments in connection with outstanding Options or Stock Purchase Rights to reflect stock dividends, stock splits and similar events. In the event of a merger, liquidation or similar event, the Administrator in its discretion may provide for substitution or adjustments in, or may accelerate or adjust such Options or Stock Purchase Rights.

      Amendment and Termination: The Board of Directors may amend, alter, suspend or discontinue the Option Plan at any time, but such amendment, alteration, suspension or discontinuation shall not impair any Options or Stock Purchase Rights then outstanding under the Option Plan without the participant’s consent. Additionally, no stock option shall be issued or repriced with an exercise price less than 100% of the fair market value on the date of its issuance without the approval of a majority of the shares present and entitled to vote at a duly convened meeting of shareholders of CardioGenesis.

      Federal Tax Consequences: The following is a brief description of the federal income tax treatment that will generally apply to Options and Stock Purchase Rights granted under the Option Plan, based on federal income tax laws in effect on the date hereof. The exact federal income tax treatment of Options and Stock Purchase Rights will depend on the specific nature of the grant. No information is provided herein with respect to estate, inheritance, gift, state or local tax laws, or the laws of any jurisdiction other than the United States, although there may be certain tax consequences upon the receipt or exercise of an Option or the disposition of any acquired shares under those laws. Participants should not rely on this discussion for individual tax advice, as each participant’s situation and the tax consequences of the grant and exercise of awards under the Option Plan will vary depending upon the specific facts and circumstances involved. RECIPIENTS OF OPTIONS OR STOCK PURCHASE RIGHTS UNDER THE OPTION PLAN ARE ADVISED TO CONSULT THEIR PERSONAL TAX ADVISORS WITH REGARD TO ALL CONSEQUENCES ARISING FROM SUCH AWARDS.

      Incentive Stock Options: Pursuant to the Option Plan, employees may be granted options that are intended to qualify as ISOs. Generally, the optionee is not taxed, and CardioGenesis is not entitled to a deduction, on the grant or the exercise of an ISO. However, if the optionee sells the shares acquired upon the exercise of an ISO (“ISO Shares”) at any time within (a) one year after the date of exercise of such ISO or (b) two years after the date of grant of such ISO, then (1) the optionee will recognize ordinary income equal to the excess, if any, of the lesser of the sales price or the fair market value of the ISO Shares on the date of exercise, over the exercise price of such ISO, (2) the optionee will recognize capital gain equal to the excess, if any, of the sales price over the fair market value of the ISO Shares on the date of exercise or will recognize capital loss equal to the excess, if any, of the exercise price of such ISO over the sales price of the ISO Shares, and (3) CardioGenesis will generally be entitled to a deduction equal to the amount of ordinary income recognized by the optionee. If the optionee sells the ISO Shares at any time after the optionee has held ISO Shares for at least (i) one year after the date of exercise of the ISO and (ii) two years after the date of grant of the ISO, then the optionee will recognize capital gain or loss equal to the difference between the sales price and the exercise price of such ISO, and CardioGenesis will not be entitled to any deduction.

      The amount by which the fair market value of the ISO Shares received upon exercise of an ISO exceeds the exercise price will be included as a positive adjustment in the calculation of an optionee’s alternative minimum taxable income (“AMTI”) in the year of exercise. The alternative minimum tax imposed on individual taxpayers is generally equal to the amount by which 28% (26% of AMTI below certain amounts) of the individual’s AMTI (reduced by certain exemption amounts) exceeds his or her regular income tax liability for the year.

      Nonqualified Stock Options: The grant of an NSO is generally not a taxable event for the optionee. Upon exercise of the option, the optionee will generally recognize ordinary income in an amount equal to the excess of the fair market value of the Common Stock acquired upon exercise (determined as of the date of exercise) over the exercise price of such Option, and CardioGenesis will be entitled to a tax deduction equal to such amount. See “Special Rules for Awards Granted to Insiders,” below.

      Stock Purchase Rights: The grant of a Stock Purchase Right is generally not a taxable event for the recipient. An eligible person exercising a Stock Purchase Right where the shares of Common Stock purchased are not subject to repurchase by CardioGenesis generally will recognize ordinary income (and CardioGenesis will be entitled to a deduction), upon the purchase of such shares pursuant to the Stock Purchase Right, equal to the excess, if any, of the fair market value of the shares purchased at the time of purchase over the purchase price.

      If the shares purchased pursuant to a Stock Purchase Right are restricted shares that are subject to CardioGenesis’ repurchase option that lapses over time, then the purchaser will not recognize income when the restricted shares are purchased, unless the purchaser makes the section 83(b) election described below. When the repurchase option lapses with respect to any shares purchased pursuant to such right, the excess of the fair market value of such shares on the date the repurchase option lapses over the amount paid by the purchaser for such shares will be ordinary income to the purchaser. CardioGenesis will be entitled to a federal income tax deduction equal to that amount. Upon disposition of the shares, the gain or loss recognized by the purchaser will be treated as a capital gain or loss. The capital gain or loss will be short term or long term depending upon the period of time the shares are held by the participant following the lapse of the repurchase option with respect to such shares.

      If a purchaser files a valid election under section 83(b) of the Internal Revenue Code within 30 days after the purchase of restricted shares pursuant to a Stock Purchase Right, electing to recognize ordinary income based on the fair market value of the Common Stock on the date of the purchase, then the purchaser will recognize ordinary income, and the holding period will commence, as of the date of purchase. The amount of ordinary income recognized by the purchaser will equal the excess, if any, of the fair market value of the shares purchased as of the date of the purchase over the amount paid by the purchaser for the shares. CardioGenesis will be entitled to a deduction in a like amount. If such election is made and the restricted shares are thereafter repurchased by CardioGenesis for the amount of the original purchase price, no refund or deduction will be allowed for the amount previously included in such purchaser’s income.

      Special Rules for Awards Granted to Insiders: If an optionee is a director, officer or shareholder subject to Section 16 of the Exchange Act (an “Insider”), the timing of the recognition of any ordinary income upon the exercise of an Option or the purchase of shares pursuant to a Stock Purchase Right may be required to be deferred until the expiration of any period during which the Insider would be restricted from disposing of any shares received on exercise, unless the Insider makes an election under Section 83(b) of the Code as described above. Insiders should consult their tax advisors to determine the tax consequences to them of exercising Options granted to them pursuant to the Option Plan.

      Miscellaneous Tax Issues: Generally, CardioGenesis will be required to make arrangements for withholding applicable taxes with respect to any ordinary income recognized by a participant in connection with Options or Stock Purchase Rights granted under the Option Plan.

      With certain exceptions, an individual may not deduct investment-related interest to the extent such interest exceeds the individual’s net investment income for the year. Investment interest generally includes interest paid on indebtedness incurred to purchase shares of common shares. Interest disallowed under this rule may be carried forward to and deducted in later years, subject to the same limitations.

      A holder’s tax basis in common shares acquired pursuant to the Option Plan generally will equal the amount paid for the common shares plus any amount recognized as ordinary income with respect to such stock. Other than ordinary income recognized with respect to the common shares and included in basis, any subsequent gain or loss upon the disposition of such stock generally will be capital gain or loss (long-term or short-term, depending on the holder’s holding period).

      Special rules will apply in cases where an eligible person pays the exercise or purchase price under an Option or Stock Purchase Right, or pays applicable withholding tax obligations under the Option Plan, by delivering previously owned shares of Common Stock or by reducing the amount of shares otherwise issuable pursuant to the award. The surrender or withholding of such shares will in certain circumstances result in the recognition of income with respect to such shares or a carryover basis in the shares acquired.

      The terms of the agreements pursuant to which specific grants are made to eligible persons under the Option Plan may provide for accelerated vesting in connection with a change in ownership or control of the Company. In that event and depending upon the individual circumstances of the recipient, certain amounts with respect to such awards may constitute “excess parachute payments” under the “golden parachute” provisions of the Internal Revenue Code. Pursuant to these provisions, a recipient will be subject to a 20% excise tax on any “excess parachute payments” and CardioGenesis will be denied any deduction with respect to such payment. Recipients of awards under the Option Plan should consult their tax advisors as to whether accelerated vesting of any award in connection with a change of ownership or control of CardioGenesis would give rise to an excess parachute payment.

      CardioGenesis (or an applicable subsidiary) generally obtains a deduction equal to the ordinary income recognized by the recipient of an Option or a Stock Purchase Right. However, CardioGenesis’ deduction for such amounts may be limited to $1,000,000 (per person) annually.

APPENDIX B

DESCRIPTION OF THE 1996 EMPLOYEE STOCK PURCHASE PLAN

      Generally: In April 1996 the Board of Directors of CardioGenesis adopted, and the shareholders subsequently approved, the 1996 Employee Stock Purchase Plan (the “Purchase Plan”) and the reservation of 700,000 shares for issuance under the Purchase Plan. The Board of Directors has approved and the shareholders are being requested to approve an amendment to the Purchase Plan to increase the number of shares reserved for issuance under the Purchase Plan by 700,000 for a total of 850,000 shares.

      The Purchase Plan is intended to qualify under Sections 421 and 423 of the Internal Revenue Code of 1986, as amended (the “Code”). The Purchase Plan is not qualified under Section 401(a) of the Code and is not subject to the Employee Retirement Income Security Act of 1974 (“ERISA”).

      Purpose: The purpose of the Purchase Plan is to provide employees of CardioGenesis and those of its majority-owned subsidiaries that are designated by the board from time to time (“Designated Subsidiaries”) with an opportunity to purchase Common Stock of CardioGenesis through payroll deductions. At this time, all of CardioGenesis’ subsidiaries are Designated Subsidiaries for purposes of participation in the Purchase Plan.

      Administration: The Purchase Plan is administered by the Board of Directors or a committee of the Board of Directors. The interpretation of any provision of the Purchase Plan by the Administrator shall be final and conclusive. Members of the Board of Directors or its Committee receive no additional compensation for their services in administering the Stock Purchase Plan.

      Eligibility: Employees who are employed by CardioGenesis or a Designated Subsidiary for at least 20 hours per week and five months per calendar year are eligible to participant in the Purchase Plan, provided that such employees are employed by CardioGenesis on both the enrollment date and the exercise date of an Offering Period. Eligibility is subject to certain limitations imposed by Section 423(b) of the Code and limitations on stock ownership as defined in the Purchase Plan.

      Offering Dates: The Purchase Plan generally will be implemented by consecutive six month Offering Periods that begin every six months on May 16 and November 16 of each year. The Board of Directors has the power to change the duration of Offering Periods with respect to future offerings without shareholder approval if such change is announced at least five days prior to the scheduled beginning of the first Offering Period to be affected.

      Participation in the Plan: Eligible employees become participants in the Purchase Plan by filing with the employer’s payroll office a subscription agreement authorizing payroll deductions. An eligible employee who wishes to become a participant in an offering must file a subscription agreement with the payroll office prior to the commencement of such Offering Period. An employee who becomes eligible to participate in the Purchase Plan after the commencement of an offering may participate in the first Offering Period that starts after the filing by such employee of a subscription agreement.

      Purchase Price: The purchase price per share at which shares are sold to participating employees under the Purchase Plan is the lower of (i) 85% of the fair market value per share of the Common Stock on the first day of the Offering Period (the “Offering Date”) or (ii) 85% of the fair market value per share of the Common Stock on the last day of an Offering Period (the “Exercise Date”). The fair market value of the Common Stock shall be the closing price as of such date as reported by the NASDAQ National Market System or other stock exchange.

      Payment of Purchase Price; Payroll Deductions: The purchase price of the shares to be acquired under the Purchase Plan is accumulated by payroll deductions over each six-month Offering Period. The deductions may not exceed 15% of a participant’s compensation. A participant may discontinue or decrease his participation in the Purchase Plan, but may not increase the rate of payroll deductions at any time during the Offering Period. Payroll deductions for a participant shall commence on the first pay day following the Offering Date and shall continue at the same rate until the end of the Offering Period unless sooner terminated as provided in the Purchase Plan.

      All payroll deductions made for a participant are credited to his account under the Purchase Plan and are deposited with the general funds of CardioGenesis. All payroll deductions received or held by CardioGenesis under the Purchase Plan may be used by CardioGenesis for any corporate purpose, and CardioGenesis shall not be obligated to segregate such payroll deductions. No charges for administrative or other costs may be made by CardioGenesis against the payroll deductions of a participant in the Purchase Plan.

      Purchase of Stock; Exercise of Option: By executing a subscription agreement to participate in the Purchase Plan, the employee is entitled to have shares placed under option to him. The maximum number of shares placed under option to a participant in an Offering Period is the number determined by dividing the total amount of his compensation which is to be withheld for the Offering Period by 85% of the fair market value of the Common Stock on the Offering Date, and no employee is permitted to purchase during any one Offering Period more than a number of shares determined by dividing $12,500 by the fair market value of the Common Stock on the Offering Date. Unless the employee’s participation is discontinued, his option for the purchase of shares will be exercised automatically on the Exercise Date at the applicable price.

      Notwithstanding the preceding paragraph, no employee shall be permitted to subscribe for shares under the Purchase Plan if, immediately after the grant of the option, the employee would own 5% or more of the voting stock or value of all classes of stock of CardioGenesis or its majority-owned subsidiaries, nor shall any employee be granted an option which would permit him to purchase more than $25,000 worth of stock (determined at the time the option is granted) under all employee stock purchase plans of CardioGenesis in any calendar year.

      Withdrawal from the Purchase Plan: A participant’s interest in a given Offering Period may be terminated in whole, but not in part, by signing and delivering to CardioGenesis a notice of withdrawal from the Purchase Plan. Such withdrawal may be elected by a participant at any time prior to an Exercise Date. A participant’s withdrawal from an Offering Period does not have any effect upon his eligibility to participate in subsequent Offering Periods under the Purchase Plan.

      Termination of Employment: Termination of a participant’s employment for any reason, including retirement or death, or the failure of the participant to satisfy the requirements for eligibility, cancels his participation in the Purchase Plan immediately. In such event, payroll deductions credited to the participant’s account will be returned to him, or in the case of death, to the person or person entitled thereto as provided in the Purchase Plan.

      Adjustments for Stock Dividends, Mergers etc.: The Board of Directors is authorized to make appropriate adjustments in connection with outstanding options to reflect stock dividends, stock splits and similar events. In the event of a merger, liquidation or similar event, the Board of Directors in its discretion may provide for substitution or adjustments of the options, or may shorten the current Offering Period(s) to provide for an earlier Exercise Date.

      Amendment and Termination of the Plan: The Board of Directors may at any time amend or terminate the Purchase Plan, except that (subject to special amendments in response to accounting changes) such termination cannot adversely affect the rights of any participant.

      Federal Tax Consequences: The following is a brief description of the federal income tax treatment that will generally apply to shares purchased under the Purchase Plan, based on federal income tax laws in effect on the date hereof. No information is provided herein with respect to estate, inheritance, gift, state or local tax laws, or with respect to laws of countries other than the United States, although there may be certain tax consequences upon the purchase of shares pursuant to the Purchase Plan or the disposition of any purchased shares under those laws. Participants should not rely on this discussion for individual tax advice, as each Participant’s situation and the tax consequences of purchasing and disposing of shares of common stock will vary depending upon the specific facts and circumstances involved. PARTICIPANTS IN THE PURCHASE PLAN ARE ADVISED TO CONSULT THEIR PERSONAL TAX ADVISORS WITH REGARD TO ALL CONSEQUENCES ARISING FROM SUCH PARTICIPATION.

      In general, for federal income tax purposes, a participant will not recognize taxable income by reason of participating in the Purchase Plan. However, funds deducted from a participant’s compensation in order to acquire stock pursuant to the Purchase Plan are included in the participant’s income for federal income tax purposes, and will be subject to applicable withholding and reporting requirements.

      If a participant sells Common Stock acquired pursuant to the Purchase Plan either within two years after the Offering Date applicable to that Common Stock or within one year after the applicable Exercise Date, the participant will recognize ordinary income in the year of the disposition equal to the excess of the fair market value of that Common Stock on the Exercise Date over the amount paid by the participant under the Purchase Plan for the Common Stock sold. Such ordinary income will be added to the participant’s basis in the common stock sold for purposes of determining gain or loss on the sale of that stock. Any such gain or loss will be long-term or short-term capital gain or loss (depending on the participant’s holding period) equal to the difference between the amount realized on the sale and the participant’s basis in the Common Stock sold.

      If the participant disposes of the Common Stock acquired pursuant to the Purchase Plan more than two years after the Offering Date applicable to that common stock and more than one year after the applicable Exercise Date, or if the participant dies holding Common Stock acquired pursuant to the Purchase Plan, the participant will recognize ordinary income at the time of the disposition or death equal to the lesser of (a) the fair market value of such Common Stock at the time of the disposition or death over the amount paid by the participant under the Purchase Plan for the Common Stock, or (b) the excess of the fair market value of the shares at the Offering Date over the purchase price (which purchase price will be computed as of the Offering Date). Such ordinary income amount will be added to the participant’s basis in the Common Stock for purposes of determining gain or loss upon a sale of that stock. Any additional gain or loss on the sale of Common Stock held for the holding periods described above will be long-term capital gain or loss.

      Generally, CardioGenesis will be required to withhold applicable taxes with respect to ordinary income recognized by an employee in connection with the purchase or early disposition of shares of Common Stock acquired pursuant to the Purchase Plan. The employee may be required to pay the withholding taxes to CardioGenesis or make adequate provision for the payment of the withholding taxes in connection with Common Stock acquired pursuant to the Purchase Plan.

      CardioGenesis is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant, except to the extent that ordinary income is recognized by participants upon a sale or disposition of shares prior to the expiration of the holding periods described above.

      The preceding discussion is intended merely as a general presentation of United States federal income tax consequences. As to the specific tax consequences to particular participants, we urge you to consult your tax advisor.

DETACH HERE

[ZCRD12]

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

CARDIOGENESIS CORPORATION

2003 ANNUAL MEETING OF SHAREHOLDERS
MAY 21, 2003

          The undersigned shareholder of CARDIOGENESIS CORPORATION hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated April 18, 2003, and hereby appoints Michael J. Quinn and Darrell F. Eckstein or either of them, proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2003 Annual Meeting of Shareholders of CARDIOGENESIS CORPORATION, to be held on May 21, 2003 at 11:00 a.m., local time, at CardioGenesis’ corporate headquarters, located at 26632 Towne Center Drive, Suite 320, Foothill Ranch, California, and at any adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

          THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED FOR SUCH PROPOSAL.

          PLEASE MARK, DATE, SIGN, AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

CARDIOGENESIS CORPORATION

C/O EQUISERVE
P.O. BOX 43068
PROVIDENCE, RI 02940

DETACH HERE

[ZCRD11]

☒	Please mark votes as in this example

The Board of Directors recommends a vote “FOR all nominees” in Item 1, and “FOR” Items 2, 3, 4 and 5.

1.	Election of Directors.

	Nominees:	(01)	Michael J. Quinn, (02) Joseph R. Kletzel, II,
		(03)	Robert L. Mortensen, and (04) Robert C. Strauss

FOR ALL ☐ NOMINEES	WITHHELD ☐FROM ALL NOMINEES

☐ For all nominees except as noted above

		FOR	AGAINST	ABSTAIN
2.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent auditors of the Company for the fiscal year ending December 31, 2003.	☐	☐	☐

3.	To approve an amendment to the Restated Articles of Incorporation to increase the number of authorized shares of Common Stock and increase the total number of shares of all classes of stock CardioGenesis is authorized to issue.	☐	☐	☐

4.	To approve an amendment to the Stock Option Plan to increase the number of shares of Common Stock reserved for issuance by 1,500,000 shares	☐	☐	☐

5.	To approve an amendment to the Employee Stock Purchase Plan to increase the number of shares of Common Stock reserved for issuance by 150,000 shares	☐	☐	☐

6.	To transact such other business as may properly come before the meeting.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT ☐

Please sign exactly as name appears hereon. Joint owners should each sign. Executors, administrators, trustees, guardians or other fiduciaries should give full title as such. If signing for a corporation, please sign in full corporate name by a duly authorized officer.

Signature:__________________Date:_________Signature:__________________Date:___________